Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "LIPELLA PHARMACEUTICALS INC.", FILED IN THIS OFFICE ON THE NINETEENTH DAY OF DECEMBER, A.D. 2022, AT 1:26 O`CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF DESIGNATION IS THE NINETEENTH DAY OF DECEMBER, A.D. 2022 AT 1:30 O'CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

3925021 8100
SR# 20224308896

Authentication: 205132029
Date: 12-19-22

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:26 PM 12/19/2022
FILED 01:26 PM 12/19/2022
SR 20224308896 - File Number 3925021

LIPELLA PHARMACEUTICALS INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES A PREFERRED STOCK

Pursuant to Sections 103 and 151 of the General Corporation Law of the State of Delaware (the "DGCL"), Lipella Pharmaceuticals Inc., a corporation organized and existing under the DGCL (the "Corporation"), does hereby submit the following:

WHEREAS, the Amended and Restated Certificate of Incorporation of Lipella Pharmaceuticals Inc., a Delaware corporation (the "Corporation"), filed with the office of the Secretary of State of the State of Delaware on September 12, 2008 (the "Prior Certificate"), had designated a class of preferred stock of the Corporation, par value $0.0001 per share, (the "Preferred Stock"), known as Series A Preferred Stock, consisting of 5,000,000 authorized shares, $0.0001 par value per share, issuable from time to time (the "Series A Preferred Stock"), of which 771,329 shares are issued and outstanding as of the date hereof;

WHEREAS, the Prior Certificate contains provisions setting forth the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Series A Preferred Stock;

WHEREAS, the Corporation desires to amend and restate the Prior Certificate and file a Second Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware (the "Amended Certificate");

WHEREAS, the Amended Certificate authorizes the issuance of up to 20,000,000 shares of Preferred Stock, issuable from time to time in one or more series, and expressly authorizes the Board of Directors of the Corporation (the "Board") to file certificates of designation to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any series and the designation thereof of any of them;

WHEREAS, the Corporation desires to file this Certificate of Designations of Preferences, Rights and Limitations of the Series A Preferred Stock (this "Certificate") simultaneously upon the filing of the Amended Certificate with the Secretary of State of the State of Delaware in order to amend the conversion rights of the Series A Preferred Stock contained in the Prior Certificate and amend and restate in their entirety the preferences, rights and limitations of the Series A Preferred Stock herein; and

WHEREAS, the Board and the requisite number of holders of Series A Preferred Stock have approved the filing of this Certificate and the Amended Certificate, to be filed simultaneously with the Secretary of State of the State of Delaware.

NOW, THEREFORE, BE IT RESOLVED, that the Board, pursuant to the authority vested in the Board, in connection with the filing of the Amended Certificate, does hereby in this Certificate fix and herein state and express the rights, preferences, restrictions and other matters relating to the Series A Preferred Stock as follows:

1. Number and Designation. There shall be a series of Preferred Stock that shall be designated as the "Series A Convertible Preferred Stock" of the Corporation (the "Series A Preferred Stock") and the number of authorized shares constituting such series shall be 5,000,000 shares. The number of authorized shares of Series A Preferred Stock may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock, less all shares of any other series of Preferred Stock authorized at the time of such increase) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding). Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation will be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. The Corporation shall have the right to re-open this series and issue additional share of the Series A Preferred Stock either through public or private sales at any time and from time to time without notice to or the consent of holders of the Series A Preferred Stock. The additional shares of the Series A Preferred Stock will be deemed to form a single series with the Series A Preferred Stock issued under this Certificate. Each share of Series A Preferred Stock shall have a par value of $0.0001 per share. The powers, preferences, rights, qualifications, limitations and restrictions of the Series A Preferred Stock shall be as set forth herein.

2. Dividends. The Series A Preferred Stock is not entitled to any fixed dividend; however, no dividend may be declared or paid on the common stock, par value $0.0001 per share (the "Common Stock"), whether in cash, securities or other property, unless a dividend is also declared or paid on the Series A Preferred Stock.

3. Liquidation Rights.

(a) Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation (a "Liquidation Event") in connection with which the Per Share Value (as defined below) is less than $.60, each holder of shares of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and any other series of preferred stock which is junior to the Series A Preferred Stock, by reason of his or her ownership thereof, an amount equal to $.60 per share of Series A Preferred Stock plus declared and unpaid dividends (subject to adjustment for stock splits, dividends, recapitalizations or events of a similar nature, the

"Liquidation Preference"). A consolidation or merger of the Corporation with or into another corporation, or a conveyance of all or substantially all of the shares or assets of the Corporation or any transaction or series of related transactions as a result of which the stockholders of the Corporation immediately prior to such transaction or series of related transactions do not own a majority of the outstanding shares of the voting securities of the surviving entity immediately following the completion of such transaction or series of related transactions (a "Liquidating Acquisition"), shall be regarded as a liquidation, dissolution or winding up of the Corporation for the purposes hereof. The term "Per Share Value" as used in this Section 3 shall mean the value of all assets to be distributed among the holders of the Common Stock and the Preferred Stock of the Corporation divided by the total number of shares outstanding on a fully-diluted, as-converted basis.

(b) Pro Rata Distribution. If the assets or surplus funds to be distributed to the holders of (i) the Series A Preferred Stock under Section 3(a) and (ii) any other series of preferred stock ranking on a parity with the Series A Preferred Stock are insufficient to permit the payment to such holders of their full preferential amount, the assets and surplus funds legally available for distribution shall be distributed ratably among (i) the holders of the Series A Preferred Stock and (ii) the holders of such other series of preferred stock ranking on a parity with the Series A Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

(c) Series A Preferred Stock Priority. All of the preferential amounts to be paid to the holders of (i) the Series A Preferred Stock under this Section 3 and (ii) the holders of any other series of preferred stock ranking on a parity with the Series A Preferred Stock shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Common Stock and any other series of preferred stock which is junior to the Series A Preferred Stock in connection with such liquidation, dissolution or winding up.

(d) Distribution of Remaining Assets. Immediately after the holders of the Series A Preferred Stock shall have been paid in full the Liquidation Preference, as applicable pursuant to Section 3(a) above, and the holders of any other series of preferred stock on a parity with or senior to the Series A Preferred Stock shall have been paid in full any liquidation preference payable pursuant to the terms thereof, the remaining net assets of the Corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock.

4. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

(a) Optional Conversion. Each share of Series A Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof, at the option of the holder thereof, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $.60 by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. If more than one share of the Series A Preferred Stock shall be surrendered for conversion at the same time by the same holder of record, the number of full shares which shall be issuable upon conversion thereof shall be computed on the basis of the total number of shares of such stock so surrendered by such holder. Each share of Series A Preferred Stock shall be so convertible at any time after the date of issuance of such share and before a Liquidation Event. The price at which shares of Common Stock shall be deliverable upon conversion of Series A Preferred Stock without the payment of any additional consideration by the holder thereof (the "Conversion Price") shall initially be $.60 per share. The initial Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Series A Preferred Stock is convertible, as hereinafter provided.

(b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price immediately upon:

(i) the date specified by the affirmative vote of the holders of at least 50% of the then-outstanding shares of Series A Preferred Stock; or

(ii) the pricing of an initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which the gross proceeds to the Corporation are at least $7.0 million (a "Qualified Public Offering"). In the event of such an offering, the party or parties entitled to receive the Common Stock issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have converted that Series A Preferred Stock until immediately prior to the pricing of such offering; or

(iii) the date on which less than 20% of the Series A Preferred Stock issued (as adjusted) by the Corporation remains outstanding.

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Except in the case of an automatic conversion

pursuant to Section 4(b), before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office that the holder elects to convert the same. Upon the date of an automatic conversion pursuant to Section 4(b), any party entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date, whether or not such holder has surrendered the certificate or certificates for such holder's shares of Series A Preferred Stock. A holder surrendering his or her certificate or certificates shall notify the Corporation of the name or names of such holder's nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter (and, in any event, within ten (10) days of such surrender), issue and deliver at the office of the Corporation to such holder of Series A Preferred Stock, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Except in the case of an automatic conversion pursuant to Section 4(b), such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the party or parties entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d) Adjustments to Conversion Price.

(i) Special Definitions. For purposes of this Section 4, the following definitions shall apply:

(A) "Option" shall mean options, warrants or other rights to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(B) "Original Issue Date" shall mean the first date on which a share of Series A Preferred Stock shall have been issued.

(C) "Convertible Securities" shall mean any evidences of indebtedness, shares (other than Common Stock or Series A Preferred Stock) of capital stock or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(D) "Additional Shares of Common Stock" shall mean, as to the Series A Preferred Stock, any or all shares of Common Stock issued (or, pursuant to Section 3(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than the following (such exclusions are referred to herein collectively as the "Excluded Securities"):

(1) incentive or non-qualified stock options or other securities to employees, consultants, advisors, officers or directors issued pursuant to one or more stock option or similar plans of the Corporation or otherwise and any and all shares of Common Stock or other securities issued upon the exercise thereof;

(2) shares of Common Stock issued upon the conversion of any shares of Series A Preferred Stock or upon conversion or exercise of any Convertible Security;

(3) shares of capital stock or Convertible Securities issued to the Pittsburgh Life Sciences Greenhouse, a Pennsylvania nonprofit corporation, or any successor or assignee of either of them and any securities issued upon the exercise or conversion thereof.

(4) securities issued as a dividend;

(5) shares of Common Stock issued as a result of any stock split, combination, reclassification, exchange, substitution or other similar capitalization change for which an adjustment is provided herein;

(6) shares of capital stock of the Corporation, or Options or other Convertible Securities, issued in connection with the acquisition or acquisitions (by merger or otherwise) by the Corporation of the stock or assets of another person or entity and any and all shares of capital stock or other securities of the corporation issuable upon the exercise thereof, as applicable;

(7) shares of capital stock of the Corporation, or Options or other Convertible Securities, issued to equipment lessors, banks or similar institutional credit financing sources or other lenders and any and all shares of capital stock or other securities of the corporation issuable upon the exercise thereof, as applicable;

(8) any securities which the holders of more than 50% of the shares of Series A Preferred Stock outstanding at the time of the issuance of such securities shall agree to deem not to be Additional Shares of Common Stock;

(9) securities issued in addition to or in lieu of compensation for services;

(10) securities issued in connection with a Qualified Public Offering;

(11) securities issued in connection with joint ventures, strategic alliances, development arrangements, marketing arrangements and/or financing arrangements (including, without limitation, loans and/or equipment leases);

(12) securities issued in connection with the Corporation's license of intellectual property, inventions and/or technology; and

(13) securities issued to universities or other third parties in connection with research and development.

(ii) No Adjustment of Conversion Price. Subject to the provisions of Section 4(d)(iii) and Section 4(d)(vi) below, no adjustment in the number of shares of Common Stock into which the Series A Preferred Stock is convertible shall be made by adjustment in the Conversion Price of the Series A Preferred Stock in respect of the issuance or deemed issuance of Additional Shares of Common Stock or otherwise, unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price of the Series A Preferred Stock in effect on the date of, and immediately prior to, the issue of such Additional Share of Common Stock.

(iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, then except as

provided in Section 4(d)(iii)(D), and except for Excluded Securities (which, as provided in Section 4(d)(i)(D) above, shall not constitute Additional Shares of Common Stock), the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that such Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(d)(v) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be. In any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) no further adjustment in the Conversion Price shall be made upon the subsequent issue of (1) Convertible Securities or shares of Common Stock upon the exercise of such Options or (2) conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time, pursuant to any provisions designed to protect against dilution, or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised (collectively, "Unexercised Rights"), the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if such Unexercised Rights were never issued;

(D) no readjustment pursuant to paragraph (B) or (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (1) the Conversion Price on the original date on which an adjustment was made

pursuant to this Section 4(d), or (2) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between such original adjustment date and the date on which a readjustment is made pursuant to paragraph (B) or (C) above without regard to the event giving rise to the original adjustment;

(E) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the exercise of any such Options;

(F) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled *nunc pro tunc* as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(d) as of the actual date of their issuance.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall issue Additional Shares of Common Stock, including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d), without consideration or for a consideration per share less than the Conversion Price of the Series A Preferred Stock in effect on the date of and immediately prior to such issue, then the Conversion Price of the Series A Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue (including shares of Common Stock issuable upon conversion of any outstanding Series A Preferred Stock, Options or Convertible Securities), plus (2) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (B) the denominator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue (including shares of Common Stock issuable upon conversion of any outstanding Series A Preferred Stock, Options or Convertible Securities), plus (2) the number of such Additional Shares of Common Stock so issued.

(v) Determination of Consideration. For purposes of this Section 4(d), the consideration received by the Corporation for the issue

of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property: Such consideration shall:

(1) insofar as it consists of cash, be the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(2) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(3) in the event Additional Shares of Common Stock are issued together with other shares of securities or other assets of the Corporation for a single undivided consideration, be the proportion of such consideration so received allocable to such Additional Shares of Common Stock computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(d) shall be determined by dividing:

(1) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the

exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi) Adjustment for Stock Dividends, Stock Distributions, Subdivisions, Combinations or Consolidations of Common Stock.

(A) Stock Dividends, Stock Distributions or Subdivisions. In the event the Corporation shall issue additional shares of Common Stock (or any options or rights therefor or any securities convertible or exchangeable therefor) in a stock dividend, other stock distribution or subdivision, the Conversion Price in effect immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately decreased to adjust equitably for such dividend, distribution or subdivision so that each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of Common Stock which the holder of such share of Series A Preferred Stock would have owned and to which the holder would be entitled had the holder converted such share of Series A Preferred Stock immediately prior to such stock dividend, stock distribution or subdivision.

(B) Combinations or Consolidations. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased to adjust equitably for such combination or consolidation so that each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of Common Stock which the holder of such share of Series A Preferred Stock would have owned and to which the holder would have been entitled had the holder converted such share of Series A Preferred Stock immediately prior to such combination or consolidation.

(vii) Adjustment for Merger or Reorganization, etc. Except as otherwise provided in this Certificate and subject to Section 3, in case of any consolidation or merger of the Corporation with or into another corporation or other entity or the conveyance of all or substantially all of the assets of the Corporation to another corporation or other entity, or any proposed reorganization or reclassification of the Corporation (except a transaction for which provision for adjustment is otherwise made in this Certificate), each share of Series A Preferred Stock shall

thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such consolidation, merger, conveyance, reorganization or reclassification, and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock. The Corporation shall not effect any such consolidation, merger or sale unless prior to or simultaneously with the consummation thereof the successor corporation or purchaser, as the case may be, shall assume by written instrument the obligation to deliver to the holder of the Series A Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder is entitled to receive.

5. Notice of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Corporation shall mail to each holder of Series A Preferred Stock at least ten (10) days prior to the date thereof, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

6. Common Stock Reserved. The Corporation shall reserve and at all times keep available out of its authorized but unissued Common Stock, free from preemptive or other preferential rights, restrictions, reservations, dedications, allocations, options, other warrants and other rights under any stock option, conversion option or similar agreement, such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the then outstanding shares of Series A Preferred Stock, the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number as shall be sufficient for such purpose.

7. Notices. Unless otherwise specified, any notice required hereunder shall be in writing and shall be deemed given on the day established by the sender as having been delivered personally; on the day delivered by a private courier as established by the sender by evidence obtained from the courier; or on the third day after the date mailed, by certified or registered mail, return receipt requested,

postage prepaid, addressed to the holders of Series A Preferred Stock at the address for each such holder as shown on the books of this Corporation.

8. Voting Rights. Except as otherwise provided herein or as required by law or agreement, the holders of Series A Preferred Stock shall be entitled to notice of any shareholders' meeting and to vote together with the holders of the Common Stock as a single class of capital stock, upon any matter submitted to the shareholders for a vote or take action by written consent in lieu thereof, and the holders of Series A Preferred Stock shall have that number of votes per share as is equal to the number of shares of Common Stock into which each such share of Series A Preferred Stock held by such holder is convertible at the time of such vote.

9. Effective Time. This Certificate shall be deemed effective as of 1:30 p.m. E.T on December 19, 2022.

****

RESOLVED FURTHER, that the Chief Executive Officer of the Corporation be and he hereby is authorized and directed to prepare and file this Certificate of Designation in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this 19th day of December, 2022.

Lipella Pharmaceuticals Inc.

By: ______________________

Name: Jonathan Kaufman

Title: Chief Executive Officer